Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 24435.50007/19113941 v3	1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512
February 23, 2010
Capital Product Partners L.P. 3 Iassonos Street Piraeus, 18537 Greece

Registration Statement on Form F-3 – Prospectus Supplement

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P. (the “Partnership”) in connection with the issuance and sale by the Partnership of up to 6,670,000 common units representing limited partner interests in the Partnership (the “Units”) pursuant to the Registration Statement on Form F-3 (Registration No. 333-153274) filed with the U.S. Securities and Exchange Commission on August 29, 2008, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on October 1, 2008 (the “Registration Statement”), and the prospectus included therein (the “Basic Prospectus”), as supplemented by a prospectus supplement dated February 23, 2010 (the “Prospectus Supplement”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Basic Prospectus;

(iii)	the Prospectus Supplement;

(iv)
the Underwriting Agreement, dated February 23, 2010 (the “Underwriting Agreement”), among the Partnership, the representatives of the underwriters named therein, Capital Product Operating L.L.C. (the “Operating Company”) and Capital GP L.L.C. (the “General Partner”); and

(v)
such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Partnership, the Operating Company and the General Partner and other affiliates of the Partnership as we have deemed relevant and necessary.

London — New York —  Paris —  Hamburg —  Munich —  Rome —  Milan —  Madrid —  Athens —  Piraeus —  Singapore —  Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a 'partner' means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Capital Product Partners L.P.	Page 2
February 23, 2010

In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photocopies, that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinions set forth herein, and the completeness of each document submitted to us.  In rendering this opinion, we have also assumed that:

(i)
the Underwriting Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Partnership, the Operating Company and the General Partner) and, other than the organizational documents of the Partnership, the execution, delivery and performance by the Partnership, the Operating Company and the General Partner of the Underwriting Agreement will not result in any conflict with or breach of any agreement or document binding on each of them;

(ii)	the validity and enforceability of the Underwriting Agreement against the parties thereto; and

(iii)
other than any requirements pursuant to Marshall Islands Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Partnership, the Operating Company or the General Partner of the Underwriting Agreement or, if any such authorization, approval, consent, action, notice or filing is required, it has been or will be duly obtained, taken, given or made and is or will be in full force and effect.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of the Partnership, the Operating Company and the General Partner contained in the Underwriting Agreement.  We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law, other than Marshall Islands securities or “blue sky” laws, as to which we express no opinion, and is as of the date hereof.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Basic Prospectus and the Prospectus Supplement and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

(i)	when the Partnership has taken all necessary limited partnership action to authorize and approve the issuance and terms of the Units and related matters, and

(ii)
when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Registration Statement, the Basic Prospectus and the Prospectus Supplement,

Capital Product Partners L.P.	Page 3
February 23, 2010

the Units will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Basic Prospectus and the Prospectus Supplement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Watson, Farley & Williams (New York) LLP